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Filing Pursuant to Rule 424(b)(3)
Registration Statement No. 333-100707

PROSPECTUS SUPPLEMENT DATED APRIL 13, 2004
(To Prospectus Dated January 27, 2003 and Prospectus Supplement Dated March 21, 2003)

SUPERGEN, INC.

3,930,800 Shares

COMMON STOCK

        This Prospectus Supplement, together with the Prospectus and Prospectus Supplement listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced securities.

        On December 23, 2003, Ram Capital Resources, LLC made the following transfers:

  •
  warrant to purchase 6,667 shares of common stock transferred to OTAPE LLC. The shares subject to the warrant have an exercise price of $5.00 per share.

  •
  warrant to purchase 3,333 shares of common stock transferred to OTAPE LLC. The shares subject to the warrant have an exercise price of $4.00 per share.

        Subsequently, on January 14, 2004, OTAPE LLC transferred both of these warrants to OTA LLC.

        In addition, on January 14, 2004, OTATO LP made the following transfers:

  •
  warrant to purchase 66,667 shares of common stock transferred to OTA LLC. The shares subject to the warrant have an exercise price of $4.00 per share.

  •
  warrant to purchase 33,333 shares of common stock transferred to OTA LLC. The shares subject to the warrant have an exercise price of $5.00 per share.

        The section captioned "Selling Security Holders" commencing on page S-1 of the Prospectus Supplement dated March 21, 2003 is hereby amended to reflect the following changes:

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering**
Name			Number of Shares Being Offered
	Number	Percent(1)		Number	Percent(1)
OTA LLC	430,623(2)	*	110,000(3)	—	—

*
Represents beneficial ownership of less than 1% of common stock.

**
The table assumes that the selling security holders sell all of their shares being offered pursuant to this Prospectus Supplement and other prospectuses and prospectus supplements. We are unable to determine the exact number of shares that will actually be sold.

(1)
For purposes of this Prospectus Supplement, the percentage of shares beneficially owned is based on 43,430,550 shares outstanding at March 25, 2004 and calculated based on Rule 13d-3(d)(i) of the Exchange Act.

(2)
Includes (i) 110,000 shares subject to the warrants registered for resale under this Prospectus Supplement; (ii) 94,000 shares subject to a warrant transferred from OTAPE LLC registered under another prospectus supplement that is part of an effective Registration Statement on Form S-3 (File No. 333-104255); and (iii) 226,623 shares of common stock transferred from OTAPE LLC registered under another prospectus supplement that is part of an effective Registration Statement on Form S-3 (File No. 333-107301).

(3)
Includes 10,000 shares subject to the warrants transferred from OTAPE LLC and 100,000 shares subject to the warrants transferred from OTATO LLP.

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  Filing Pursuant to Rule 424(b)(3) Registration Statement No. 333-100707
PROSPECTUS SUPPLEMENT DATED APRIL 13, 2004 (To Prospectus Dated January 27, 2003 and Prospectus Supplement Dated March 21, 2003) SUPERGEN, INC. 3,930,800 Shares COMMON STOCK